Exhibit 10.4

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (this “Agreement”), effective as of July 16, 2008, is between BioSante Pharmaceuticals, Inc., a Delaware corporation (the “Company”), located at 111 Barclay Boulevard, Suite 280, Lincolnshire, Illinois 60069 and Michael C. Snabes, M.D., Ph.D.(the “Employee”).

A.            The Board considers the operation of the Company to be of critical importance to the Company and therefore the establishment and maintenance of a sound and vital management team of the Company is essential to protecting and enhancing the best interests of the Company and its stockholders.

B.            In this connection, the Board recognizes that the possibility of a Change in Control may arise and that such possibility and the uncertainty and questions which such transaction may raise among key personnel of the Company could result in the departure or distraction of such personnel to the detriment of the Company and its stockholders.

C.            The Board has determined that appropriate steps should be taken to minimize the risk that key personnel of the Company will depart prior to a Change in Control, thereby leaving the Company without adequate key personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of such key personnel to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.

D.            The Board also recognizes that circumstances may arise whereby the Employee’s employment is terminated other than in connection with a Change in Control.

E.             The Board recognizes that the continuance of the Employee’s position with the Company involves a substantial commitment to the Company in terms of the Employee’s personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits.

F.             To induce the Employee to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits that the Company agrees will be provided to the Employee in the event the Employee’s employment with the Company is terminated in connection with a Change in Control or other than in connection with a Change in Control under the circumstances described below

G.            The Employee is entitled to certain severance benefits as provided in that certain letter agreement dated April 1, 2008 between the Company and the Employee (the “Prior Agreement”) and it is the intention of the parties hereto that this Agreement supersede and replace the obligations of the Company to provide the Employee severance benefits under such Prior Agreement.

H.            The Company and the Employee intend that the benefits provided under this Agreement be exempt from the requirements of Section 409A of the Code by reason of the separation pay exception under Treas. Reg. § 1.409A-1(b)(9) or the short term deferral exception under Treas. Reg. § 1.409A-1(b)(4)  and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention.

I.              Certain capitalized terms that are used in this Agreement are defined in Exhibit A, which is an integral part of this Agreement.

Accordingly, the Company and the Employee each intending to be legally bound, agree as follows:

1.             Term of Agreement.  This Agreement is effective immediately and will continue in effect only so long as the Employee remains employed by the Company.  This Agreement will automatically terminate upon the Employee’s Termination of Employment with the Company, except for a Termination of Employment contemplated by Section 2 or 3, in which case this Agreement will remain in effect until the date on which the Company’s obligations to the Employee arising under or in connection with this Agreement have been satisfied in full.

2.             Benefits upon a Change in Control Termination.  The Employee will become entitled to the benefits described in this Section 2 on account of a Termination of Employment if and only if (i) the Employee’s Termination of Employment is by the Company for any reason other than for Cause and other than the Employee’s death or disability, or by the Employee for Good Reason, and (ii) the Termination of Employment occurs either within the period beginning on the date of a Change in Control and ending on the 12th month anniversary date of the Change in Control or prior to a Change in Control if the Employee’s Termination of Employment was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.  Any benefits payable pursuant to this Section 2 will be in addition to regular earned pay and accrued vacation benefits, if any, payable to the Employee upon a Termination of Employment.

(a)           Cash Payment.  The Company will make a lump-sum cash payment to the Employee in an amount equal to the sum of: (i) one-half times the Employee’s Base Pay, plus (ii) 100% of the Employee’s target bonus (30% of Base Pay) established for the year during which the Change in Control occurs, not more than 10 days following the date of the Employee’s Termination of Employment and the Employee’s right to rescind the Release referred to below has expired or, if later, not more than 10 days following the date of the Change in Control.

(b)           Outplacement Services.  The Company shall provide the Employee with reasonable outplacement services at a qualified agency selected by the Employee up to a maximum amount of $15,000 for up to one year following the Employee’s Termination of Employment (unless the Employee becomes otherwise employed within such period).

(c)           Release.  As a condition to receiving benefits under this Section 2, the Employee must within twenty (20) days following the Employee’s Termination of Employment sign and not revoke a separation agreement and Release in the form provided to the Employee by the Company within five (5) days of the Employee’s Termination of Employment.  No amount shall be provided or paid pursuant to this Section 2 if the Employee revokes the Release prior to the payment pursuant to this Section 2 unless the Company has waived the requirement of the separation agreement and Release.

3.             Benefits upon a Termination Outside a Change in Control.  The Employee will become entitled to the benefits described in this Section 3 on account of a Termination of Employment if and only if the Company terminates the Employee’s employment for any reason other than for Cause and other than upon the death or disability of the Employee and other than as provided in Section 2.  Any benefits payable pursuant to this Section 3 will be in addition to regular earned pay and accrued vacation benefits, if any, payable to the Employee upon a Termination of Employment.  The Company will make cash payments to the Employee in an aggregate amount equal to one-half times the Employee’s Base Pay.  Such payments will be paid in accordance with the Company’s normal payroll practices, in the form of salary continuation over a six-month period commencing not more than ten (10) days following the date of the Employee’s Termination of Employment and the Employee’s right to rescind the Release as described below has expired.  As a condition to receiving the payments under this Section 3, the Employee must within twenty (20) days following the Employee’s Termination of Employment sign and not revoke a separation agreement and Release in the form provided to the Employee by the Company within five (5) days of the Employee’s Termination of Employment.  No amounts shall be paid pursuant to this Section 3 if the Employee revokes the Release prior to the commencement of payments pursuant to this Section 3 unless the Company has waived the requirement of the separation agreement and Release.

4.             Limitation on Payments.  Notwithstanding any other provisions of this Agreement or any other agreement, contract or understanding heretofore or hereafter entered into between the Employee and the Company, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change in Control for purposes of Section 280G of the Code, together with any other payments that the Employee has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (A) the amount of such payments absent such reduction minus (B) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. The parachute payments to be reduced under this Agreement will be reduced in the following order: outplacement benefits, lump sum cash severance and option acceleration.

5.             Indemnification.  Following a Change in Control, the Company will indemnify and advance expenses to the Employee for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Employee’s counsel) (the “Expenses”) incurred in connection with all matters, events and transactions relating to the Employee’s service to or status with the Company or any other corporation, Benefit Plan or other Person for which the Employee served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Employee, including any indemnification agreement between Company and the Employee, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

6.             Miscellaneous.

(a)           Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, the Employee, the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee dies while employed by the Company or while any amount would still be payable to the Employee under this Agreement if the Employee had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or, if there be no such designee, to the Employee’s estate.

(b)           No Mitigation.  The Employee will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Employee in connection with this Agreement by seeking other employment or otherwise.  The benefits to be provided to the Employee in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Employee may receive from other employment or otherwise.

(c)           No Setoff.  The Company has no right to setoff benefits owed to the Employee under this Agreement against amounts owed or claimed to be owed by the Employee to the Company under this Agreement or otherwise.

(d)           Taxes.  All benefits to be provided to the Employee in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  The Company’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Employee.

(e)           Notices.  For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the President), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

(f)            Disputes.  If the Employee so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Employee may seek specific performance of the Employee’s right to receive benefits under Section 2 of this Agreement until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by the Employee, reimburse, all fees, costs and expenses incurred by the Employee related to such arbitration unless the arbitrators decide that the Employee’s claim was frivolous or advanced by the Employee in bad faith.  If the Employee does not elect arbitration, the Employee may pursue all available legal remedies.

(g)           Effect of Benefits on Other Severance Plans.  In the event the Employee receives any payment under the terms of this Agreement, the Employee will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Company or agreement to which the Employee is a party.  For the avoidance of doubt, the Employee will not be paid the payments and benefits set forth in the Prior Agreement to the extent that the Employee receives any payment under the terms of this Agreement.

(h)           Related Agreements and Other Arrangements.  This Agreement, including Exhibit A attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement.  To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose.  Nothing in this Agreement prevents or limits the Employee’s continuing or future participation in any Other Arrangement for which the Employee may qualify, and nothing in this Agreement limits or otherwise affects the rights the Employee may have under any Other Arrangement.  Amounts that are vested benefits or which the Employee is otherwise entitled to receive under any Other Arrangement at or subsequent to the date of termination will be payable in accordance with such Other Arrangement.

(i)            No Employment or Service Contract.  Nothing in this Agreement is intended to provide the Employee with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Employee’s rights or the rights of the Company.

(j)            Payment; Assignment.  Benefits payable under this Agreement will be paid only from the general assets of the Company.  No Person has any right to or interest in any specific assets of the Company by reason of this Agreement.  To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due.  Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

(k)           Late Payments.  Benefits not paid under Section 2 or Section 3 of this Agreement when due will accrue interest at the rate of 10% per year, or, if lesser, the maximum rate permitted under applicable law, and shall be paid on the 5th day of the month next following the month during which such interest accrued.

(l)            Survival.  The respective obligations of, and benefits afforded to, the Company and the Employee which by their express terms or clear intent survive termination of the Employee’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Employee’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

(m)          Amendments; Waivers.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is specifically agreed to in a writing that makes express reference to this Agreement as the subject of such amendment, waiver or discharge and is manually signed by the Employee and a duly authorized officer of the Company.  No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(n)           Governing Law.  This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Delaware (without regard to the conflict of laws principles of any jurisdiction).

(o)           Further Assurances.  The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

(p)           Interpretation.  The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

(q)           Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.  Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

(r)            Severability and Judicial Modification.  If any portion of this Agreement is adjudicated to be invalid or unenforceable, then a court of competent jurisdiction shall amend, modify or delete that portion thus adjudicated invalid or unenforceable.  If any portion is deemed unenforceable by virtue of its scope or limitation, the Company and the Employee agree that a court of competent jurisdiction shall modify such provision to make it enforceable to the fullest extent permitted by Delaware law.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the date first above written.

BIOSANTE PHARMACEUTICALS, INC.		EMPLOYEE:

By:	/s/ Stephen M. Simes	/s/ Michael C. Snabes, M.D., Ph.D.
Name:	Stephen M. Simes	Michael C. Snabes, M.D., Ph.D.
Title:	Vice Chairman, President and Chief Executive Officer

Exhibit A

DEFINITIONS

For purposes of the Agreement, the following terms will have the meaning set forth below in this Exhibit A unless the context clearly requires otherwise.  Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.

1.             “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, namely (i) any corporation at least eighty percent (80%) of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company, directly or indirectly, owns eighty percent (80%) or more of the controlling interests in such entity.

2.             “Base Pay” means the Employee’s annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time of termination, whichever is greater.  Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

3.             “Benefit Plan” means any

(a)           employee benefit plan as defined in Section 3(3) of ERISA;

(b)           cafeteria plan described in Code Section 125;

(c)           plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(d)           stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company or the Company for the benefit of employees (and/or their families and dependents) generally or the Employee in particular (and/or the Employee’s family and dependents).

4.             “Board” means the board of directors of the Company duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

5.             “Cause” means:

(a)           the Employee’s dishonesty or fraud;

(b)           theft or embezzlement by the Employee of the Company’s assets;

(c)           any unlawful or criminal activity of a serious nature by the Employee;

(d)           breach by the Employee of any terms of the Employee’s Employee Confidentiality and Assignment of Inventions Agreement with the Company;

(e)           the Employee’s failure to carry out the duties of the Employee’s position in a competent manner; or

(f)            the Employee’s failure to comply with the Company’s policies and procedures.

6.             “Change in Control” shall mean a Change in Control of the Company, as defined in the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, after the date of this Agreement.

7.             “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder).  Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

8.             “Company” means BioSante Pharmaceuticals, Inc., any Successor and any Affiliate.

9.             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

10.           “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

11.           “Good Reason” means:

(a)           a material diminution in the Employee’s authority, duties or responsibilities as in effect immediately prior to the Change in Control (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned);

(b)           a material diminution in the Employee’s base compensation;

(c)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee reports as in effect immediately prior to the Change in Control;

(d)           a material change in the geographic location at which the Company requires the Employee to be based as compared to the location where the Employee was based immediately prior to the Change in Control; or

An act or omission will not constitute a “Good Reason” unless the Employee gives written notice to the Company of the existence of such act or omission within 90 days of its initial existence and the Company fails to cure the act or omission within 30 days after the notification.

12.           “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Employee and the Company, other than this Agreement.

13.           “Person” means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Company, any Affiliate or any Benefit Plan(s) sponsored by the Company or an Affiliate.

14.           “Release” is a written instrument, prescribed by the Company and signed by the Employee, under which the Employee releases the Company and its Affiliates, and their directors, officers and employees from any and all claims the Employee may have against any of them by reason of his or her employment or the termination of such employment.  The Release will waive all claims the Employee may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, and such other statutes and rules of law as the Company may deem advisable.

15.           “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

16.           “Termination of Employment” means a termination of Employee’s employment relationship with the Company and all Affiliates or such other change in the Employee’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code.  The Employee’s employment relationship will be treated as remaining intact while the Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Employee will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence where the Employee’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.  In all cases, the Employee’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.